UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 26, 2014 (September 23, 2014)

Lifetime Brands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 23, 2014, Lifetime Brands, Inc. (the “Company”) entered into an amendment (“Amendment No. 1) to its Second Amended and Restated Credit Agreement, dated January 13, 2014, with the financial institutions party thereto as Lenders, JPMorgan Chase Bank, N.A as Administrative Agent and Co-Collateral Agent and HSBC Bank USA, National Association, as Syndication Agent and Co-Collateral Agent (“Credit Agreement”).

Amendment No. 1, among other things, modified the Company’s maximum Senior Leverage Ratios. The Company is now required to maintain a Senior Leverage Ratio not to exceed 4.00 to 1.00 for the fiscal quarter ending September 30, 2014; 4.25 to 1.00 for the fiscal quarter ending December 31, 2014; 3.50 to 1.00 for each fiscal quarter ending during 2015; and 2.50 to 1.00 for each fiscal quarter ending thereafter.

Amendment No. 1 also amended the definition of LIBO Rate to eliminate the reference to British Bankers Association and substitute ICE Benchmark Administration as the administrator of the London interbank offered rate. Amendment No. 1 also added a clause clarifying that the Credit Agreement and the loans thereunder shall be treated as not qualifying as “grandfathered obligations” for purposes of determining withholding taxes imposed under the Foreign Account Tax Compliance Act.

The Amendment No. 1 is filed with this Current Report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of September 23, 2014, among Lifetime Brands, Inc., as the Company, the financial institutions party thereto as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice President – Finance, Treasurer and Chief Financial Officer

Date: September 26, 2014